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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1986 Stock Option Plan (No. 33-11692), the 1988 Employee Stock Plan (Nos. 33-28624 and 333-49311), the 401(k) Savings Plan (No. 333-49307), the 1998 Stock Incentive Plan and the Performance-Based Incentive Plan for Senior Management (No. 333-49309) and the Registration Statements on Form S-3 (Nos. 333-41549 and 333-51825), as amended, of Kaufman and Broad Home Corporation of our report dated June 22, 1998, with respect to the financial statements and schedules of Kaufman and Broad Home Corporation Amended and Restated 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1997.


                                            /s/  ERNST & YOUNG LLP

Los Angeles, California
June 25, 1998